EXHIBIT 10
                          Consent of Deloitte & Touche

INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 12 to Form N-4 under the Securities Act of 1933 to the Registration Statement No. 33-16968 of the Empire Life Deferred Variable Annuity Account (the Registrant) of our report dated March 28, 1997, on the audit of the statutory basis balance sheets of Empire Life Insurance Company as of December 31, 1996 and 1995, and the related statutory basis statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 1996, and to the reference to us as experts under the heading Independent Auditors in the Registration Statement.

/s/Deloitte & Touche LLP

Seattle, Washington
April 29, 1997